SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
of 1934        (Amendment No.  )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12



                        BIOJECT MEDICAL TECHNOLOGIES INC.

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                (Name of Registrant as Specified In Its Charter)

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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:
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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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    4) Proposed maximum aggregate value of transaction:
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    5) Total fee paid:
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
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    2) Form, Schedule or Registration Statement No.:
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    3) Filing Party:
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    4) Date Filed:
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

                        Bioject Medical Technologies Inc.
                             7620 SW Bridgeport Road
                                Portland OR 97224


August 6, 1998


Dear Shareholders:

     You are cordially invited to attend the 1998 annual meeting of the shareholders of BIOJECT MEDICAL TECHNOLOGIES INC., to be held at the Oregon Convention Center, 777 NE Martin Luther King Jr. Blvd., Room C120-122, Portland, Oregon, on Thursday, September 10, 1998 at 9:00 a.m., Pacific Daylight Time.

     The matters to be acted upon at the meeting -- to elect the Board of Directors; to amend the Articles of Incorporation to provide for a classified Board of Directors and a super majority vote to amend certain portions of the Articles of Incorporation; to amend the 1992 Stock Incentive Plan to increase the number of shares available for issuance under the plan; and to transact such other business as may properly come before the meeting -- are described in the attached Notice of Meeting and Proxy Statement.

     We believe the annual meeting provides an excellent opportunity for shareholders to become better acquainted with BIOJECT and its board members and officers. Although we would like very much to have each shareholder attend the 1998 meeting, we realize this is not possible. Whether or not you plan to be present at the meeting, it is important that your shares be represented. Therefore, we urge you to complete, sign and return the enclosed proxy as soon as possible.

     If you return your proxy promptly, you can help BIOJECT avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. If you decide between now and September that you can attend the meeting in person, you may revoke your proxy at that time and vote your shares at the meeting.

     We appreciate your continued support of Bioject and look forward to either greeting you personally at the meeting or receiving your proxy.

     Sincerely,


                    /S/ JAMES C. O'SHEA
                    ---------------------------------
                    James C. O'Shea
                    Chairman of the Board, President
                    and Chief Executive Officer

                        BIOJECT MEDICAL TECHNOLOGIES INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     NOTICE IS HEREBY GIVEN that the annual meeting (the "Meeting") of the shareholders of BIOJECT MEDICAL TECHNOLOGIES INC. (the "Company") will be held on Thursday, September 10, 1998, at 9:00 a.m., Pacific Daylight Time, at the Oregon Convention Center, 777 NE Martin Luther King Jr. Blvd., Room C120-122, Portland, Oregon, for the following purposes:

     1.   To elect eight directors for the ensuing year;

     2. To amend the Articles of Incorporation to provide for a classified Board of Directors and to provide for a super majority vote to amend certain provisions of the Articles of Incorporation;

     3. To amend the 1992 Stock Incentive Plan to increase the number of shares available for issuance under the plan; and

     4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     These matters are more fully described in the proxy statement accompanying this Notice.

     Accompanying this Notice of Meeting is a proxy statement and a form of proxy, together with the annual report of the Company. A copy of the Company's Annual Report on Form 10-K/A containing the consolidated financial statements for the year ended March 31, 1998, and the auditors' report on the financial statements is also included. Only holders of common stock of record at the close of business on July 24, 1998 will be entitled to vote at the Meeting and any adjournments thereof.

     Shareholders who are unable to attend the Meeting in person are requested to complete, sign, date and return the enclosed form of proxy directly to American Stock Transfer and Trust Co., postage prepaid. A proxy will not be valid unless it is received at the office of American Stock Transfer and Trust Co., 40 Wall Street, 46th Floor, New York, New York 10005 before the time fixed for the Meeting.

     DATED at Portland, Oregon, this 6th day of August, 1998.

                    BY ORDER OF THE BOARD


                    /S/ MICHAEL A. TEMPLE
                    -------------------------------
                    Michael A. Temple
                    Vice President, Chief Financial
                    Officer and Secretary/Treasurer

                        BIOJECT MEDICAL TECHNOLOGIES INC.

                                TABLE OF CONTENTS


MANAGEMENT SOLICITATION

APPOINTMENT AND REVOCABILITY OF PROXIES

VOTING OF PROXIES

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

PROPOSAL #1: ELECTION OF DIRECTORS
     Board of Directors Composition, Compensation and Committees

EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS
     Biographical Information
     Executive Compensation
     Grant of Stock Options
     Option Exercises and Fiscal Year End Values
     Ten-Year Option/SAR Repricings
     Employment Contracts
     Escrowed Shares
     SEC Filings

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK PERFORMANCE CHART

PROPOSAL #2: AMENDMENT OF ARTICLES OF INCORPORATION

PROPOSAL #3: AMENDMENT TO 1992 STOCK INCENTIVE PLAN

OTHER MATTERS TO BE ACTED UPON

SHAREHOLDER PROPOSAL AND NOMINATION PROCEDURES FOR THE MEETING

ANNUAL REPORT

INDEPENDENT ACCOUNTANTS

PROPOSALS OF SHAREHOLDERS FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS

                        BIOJECT MEDICAL TECHNOLOGIES INC.
                                 PROXY STATEMENT
                              as of August 6, 1998

MANAGEMENT SOLICITATION

     This proxy statement and accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of BIOJECT MEDICAL TECHNOLOGIES INC. (the "Company"), for use at the annual general meeting (the "Meeting") of shareholders of the Company to be held on September 10, 1998, at the time and place and for the purposes set forth in the Notice of Meeting.

     The form of proxy accompanying this proxy statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company has retained the services of Allen Nelson & Co. to assist in the solicitation of proxies. Proxies may be solicited personally or by mail, telephone, telex, facsimile, telegraph or messenger. The Company estimates it will pay Allen Nelson & Co. its customary and reasonable fees not expected to exceed $3,500, plus reimbursement of certain out-of-pocket expenses, for its services in soliciting proxies. The Company will also pay persons holding shares of the common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. The cost of this solicitation will be borne directly by the Company.

     The approximate mailing date of the Notice of Meeting, proxy statement and form of proxy is August 6, 1998.


APPOINTMENT AND REVOCABILITY OF PROXIES

     The persons named in the accompanying form of proxy are officers of the Company.

     In addition to revocation in any other manner permitted by law, a proxy may be revoked by:

     (i) signing another proxy bearing a later date and depositing it in the manner set forth in the Notice of Meeting;

     (ii) signing and dating a written notice of revocation (in the same manner as a proxy is required to be executed) and either depositing it in the manner set forth in the Notice of Meeting at any time before the time fixed for the Meeting or an adjournment thereof or with the chairman of the Meeting on the day of the Meeting or an adjournment thereof; or

     (iii) attending the Meeting or an adjournment thereof, and casting a ballot in person.

     Such revocation will have effect only in respect of those matters which have not already been acted upon. Additional proxy forms may be obtained by calling or writing to American Stock Transfer & Trust Co., Shareholder Services, 40 Wall Street, 46th Floor, New York, NY 10005. Telephone: (718) 921-8200.


VOTING OF PROXIES

     The securities represented by the proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for, and if the shareholder specifies a choice with respect to any matter to be acted upon, the securities shall be voted accordingly. The form of proxy confers authority upon the named proxyholder with respect to matters identified in the accompanying Notice of Meeting. If a choice with respect to such matters is not specified, it is intended that the person designated by management in the form of proxy will vote the securities represented by the proxy in favor of each matter identified in the proxy statement and for election to the Board of Directors the nominees named in this proxy statement. The proxy confers discretionary authority upon the named proxyholder with respect to amendments to or variations in matters identified in the accompanying Notice of Meeting and other matters which may properly come before the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The voting securities of the Company consist of common stock, without par value (the "Common Shares"). The Record Date has been fixed in advance by the directors as July 24, 1998, for the purpose of determining shareholders entitled to a notice of and to vote at the Meeting. Each share issued at the time of the Record Date carries the right to one vote at the Meeting. As of July 24, 1998, a total of 28,449,558 shares of the Company's common stock were issued and outstanding.

     The presence in person or by proxy of holders of record of a majority of the outstanding Common Shares is required to constitute a quorum for the transaction of business at the Meeting. If a quorum is present, the eight nominees for election to the Board of Directors who receive the greatest number of votes cast at the Meeting shall be elected directors. For all other matters to come before the Meeting, a proposal will be approved only upon the affirmative vote of shareholders owning in the aggregate at least a majority of the Company's Common Shares represented at the Meeting in person or by proxy and entitled to vote. With regard to the election of directors, votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because directors will be elected by a plurality of the votes cast. An abstention may be specified in the proposals to approve the amendments to the Articles of Incorporation and the increase of shares available under the Company's 1992 Stock Incentive Plan. An abstention will be counted as present for purposes of determining the existence of a quorum on such proposal and, therefore, have the effect of a negative vote. Shares represented by duly executed and returned proxies of brokers or other nominees which are expressly not voted upon the proposal ("broker non-votes") will have no effect on the required vote.

The following tables set forth certain information concerning the beneficial ownership of the Company's common stock at June 30, 1998, by: (i) each person known by the Company to own beneficially more than 5 percent of the outstanding capital stock of the Company; (ii) each of the directors and named executive officers; and (iii) all directors and officers as a group. Each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned, except as indicated:

                                             NUMBER OF SHARES        PERCENTAGE
                                               BENEFICIALLY         BENEFICIALLY
NAME OF BENEFICIAL OWNER                         OWNED (1)             OWNED
--------------------------------             ----------------       -----------
Elan International Service, Ltd. (2)             4,477,273           15.15%
   Flatt Smiths SL04
   Bermuda

Hambrecht & Quist (3)                            2,193,400            7.56
   50 Rowes Wharf,
   Boston, Massachusetts 02110

DeSpain & Coby, Inc. (4)                         1,416,364            5.07
   1011 SW Emkay Dr., Suite 103
   Bend, Oregon 97702

James C. O'Shea (5)                                500,086            1.77

David H. de Weese (6)                               36,250              *

Grace Keeney Fey (7)                                36,000              *

William A. Gouveia (8)                              52,500              *

Eric T. Herfindal (9)                               66,250              *

Richard J. Plestina (10)                           170,500              *

John Ruedy, MD (11)                                126,950              *

Michael T. Sember (12)                               8,750              *

J. Michael Redmond (13)                             93,234              *

Peggy J. Miller (14)                                46,120              *

Robert Gonnelli (15)                               537,243            1.90

All Directors, Executive and
  Officers as a Group (13 persons) (16)          1,761,505            6.03%
-----------------------------------------
*     Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but not deemed outstanding for computing the percentage of ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock as shown as beneficially owned by them.

(2) Includes warrants to purchase 1,750,000 shares of common stock which are presently exercisable. Does not include 692,694 shares of Series A Convertible Preferred Stock and 134,333 shares of Series B Convertible Preferred Stock.

(3) Includes warrants to purchase 1,190,000 shares of common stock which are presently exercisable.

(4) Includes warrants to purchase 116,280 shares of common stock which are presently exercisable.

(5) Includes options to purchase 456,250 shares of common stock which are presently exercisable and 12,500 which are vested but are not exercisable until October 1, 1998. Does not include 500,000 option shares which become exercisable after 60 days.

(6) Includes options to purchase 26,250 shares of common stock which are presently exercisable. Does not include 8,750 option shares that become exercisable after 60 days.

(7) Includes options to purchase 8,750 shares of common stock which are presently exercisable and 26,250 shares of common stock which are vested but are not exercisable until September 11, 1998. Does not include 8,750 option shares that become exercisable after 60 days.

(8) Includes options to purchase 8,750 shares of common stock which are presently exercisable and 43,750 shares of common stock which are vested but are not exercisable until September 11, 1998. Does not include 8,750 option shares that become exercisable after 60 days.

(9) Includes options to purchase 26,250 shares of common stock which are presently exercisable. Does not include 8,750 option shares that become exercisable after 60 days.

(10) Includes options to purchase 26,250 shares of common stock which are presently exercisable. Does not include 8,750 option shares that become exercisable after 60 days.

(11) Includes options to purchase 8,750 shares of common stock which are presently exercisable and 52,500 shares of common stock which are vested but are not exercisable until September 11, 1998. Does not include 8,750 option shares that become exercisable after 60 days.

(12) Does not include 8,750 option shares that become exercisable after 60 days.

(13) Includes options to purchase 81,250 shares of common stock which are presently exercisable and 6,250 shares of common stock which are vested but are not exercisable until October 1, 1998. Does not include 50,000 option shares which become exercisable after 60 days.

(14) Includes options to purchase 10,000 shares of common stock exercisable immediately and 6,250 shares of common stock which vested but are exercisable until October 1, 1998 and 15,000 shares which vest and become exercisable one-third on July 1, August 1, and September 1, 1998, respectively.

(15) Includes warrants to purchase 480,243 shares of common stock which are presently exercisable.

(16) Includes 741,875 options and 480,243 warrants, which are presently exercisable, 122,500 options which are vested but are not exercisable until September 11, 1998 and 43,750 options which are vested but are not exercisable until October 1, 1998. Does not include 771,250 options which become exercisable after 60 days.

All of the outstanding capital stock of Bioject Inc. is owned by the Company and
80.1 percent of the outstanding stock of Bioject JV Subsidiary Inc. is owned by the Company.


                                  PROPOSAL #1
                             ELECTION OF DIRECTORS

     The Articles of Incorporation of the Company provide for the holders of Common Shares to elect a Board of Directors at the 1998 Meeting.

     If Proposal #2, which provides for a classified Board, is not approved, each director elected will hold office until the next annual general meeting or until his successor is duly elected or appointed, unless his office is earlier vacated in accordance with the articles of the Company or he becomes disqualified to act as a director. If Proposal #2 is approved, the directors will be elected to the class indicated below. See Proposal #2 for a description of their terms.

     The following table sets forth the names and ages of the Company's current directors, each of whom is nominated for election.


THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

                     PROPOSED                                      YEAR ELECTED
NAME                  CLASS     AGE       POSITION                   DIRECTOR
------------------    -----    -----     ------------------------   ------------
James C. O'Shea         3        53      Chairman, Chief Executive
                                          Officer and President        1995
John Ruedy, M.D.        3        66      Director(b)(c)                1987
William A. Gouveia      1        56      Director(c)(d)                1994
Grace Keeney Fey        2        52      Director(a)(b)(e)             1995
Eric T. Herfindal       2        57      Director(b)(d)                1996
Richard J. Plestina     2        52      Director(a)(c)(e)             1997
David H. de Weese       1        56      Director(d)(e)                1997
Michael T. Sember       3        48      Director(e)                   1997
-------------

(a) Member of Stock Option Committee
(b) Member of Compensation Committee
(c) Member of Nominating Committee
(d) Member of Audit Committee
(e) Member of Ad Hoc-Financing Committee


     JAMES C. O'SHEA has served as Chairman and Chief Executive Officer of the Company since March 1995. Prior to joining Bioject, he was President and Chief Operating Officer of Biopure Corporation, a developer of red blood cell substitutes. Prior to 1989, Mr. O'Shea was Executive Vice President of Marketing and Scientific Affairs at Delmed Inc., a manufacturer of peritoneal dialysis solutions and parenteral products. He is a member of the Board of Directors of PSC, Inc., serving as Chairman of the Compensation Committee and previously serving as Chairman of the Executive Committee.

     JOHN RUEDY, M.D. has served as a director of the Company since 1987. Since July 1992, he has served as Dean of the Faculty of Medicine at Dalhousie University in Halifax, Nova Scotia. From 1978 through June 1992, Dr. Ruedy served as Professor of Medicine at the University of British Columbia and Head of the Department of Medicine at St. Paul's Hospital, Vancouver, British Columbia. Since 1966, he has held an appointment to the Department of Medicine and Pharmacology at McGill University and was Chairman of the Department of Pharmacology and Therapeutics from 1975 through 1978. Dr. Ruedy is also serving as a director for the Canadian AIDS Clinical Trials Network.

     WILLIAM A. GOUVEIA was elected a director of the Company in January 1994. Mr. Gouveia serves in two capacities at Boston's New England Medical Center:
Director of Pharmacy (1972 to present) and Special Assistant for Pharmaceutical Research and Development (1989 to present). He has the following faculty appointments: Associate Professor of Medicine at Tufts University School of Medicine (1995), Adjunct Clinical Professor of Pharmacy at Massachusetts College of Pharmacy and Allied Health Professions, and Adjunct Professor at Northeastern University Bouve College of Pharmacy and Health Sciences. He has published over 75 articles in leading healthcare journals, as well as numerous book chapters, and has delivered presentations in the U.S. and international health care organizations and colleges. In 1984, he founded the Massachusetts-based Chartwell Home Therapies. He is a Fellow of the American Society of Health-System Pharmacists (ASHP) and has served as chair and member of various committees of the ASHP.

     GRACE KEENEY FEY, CFA, was elected a director of the Company in October 1995. Ms. Fey is Executive Vice President and Director of Frontier Capital Management Company, a Boston-based investment management firm (1988 to present). From 1986 to 1988, she was a Senior Vice President of Investment Management Associates, an investment management firm. From 1980 to 1986, Ms. Fey was Vice President of Winchester Capital Management, also an investment management firm.

     ERIC T. HERFINDAL has served as a director of the Company since September 1996. He was Senior Vice President of Axion Healthcare, Inc., a disease management company, from 1993 to 1996 and continues as a director of that company, and has also served as Executive Vice President of OnCare Inc., an oncology physician practice management company and subsidiary of Axion, since 1993. Prior to joining Axion, he served for over 20 years as a Professor of Clinical Pharmacy, School of Pharmacy, at the University of California Medical Center in San Francisco, where he is currently a Professor Emeritus. He holds a Doctorate in Pharmacy from the University of California, San Francisco, and a Masters in Public Health from the University of California, Berkeley. He is the author of twenty-five articles and the editor or co-editor of ten books in the field of pharmacy, including the TEXTBOOK OF THERAPEUTICS: DRUG AND DISEASE MANAGEMENT, currently in its sixth edition. Dr. Herfindal has been active in various professional organizations, serves on a number of editorial and advisory boards, and is a frequent lecturer at national and international healthcare meetings.

     RICHARD J. PLESTINA was elected a director of the Company in April 1997. Mr. Plestina is President of Quelah Corporation, NW, a family owned investment firm (1986 to present). In 1988, he was a consultant for Cologon, Inc. DBA Alpine Glass Company, a large commercial and residential glass company. From 1979 to 1986, he was an Executive Vice President of Orion Capital Corporation, a multiline insurance company and President of EBI Companies, which was later acquired by Orion Corporation. From 1974 to 1979 he served as the Vice President and Marketing Manager of EBIC. Mr. Plestina has served in previous directorships for Orion Capital Corporation, EBI Companies, Associated Oregon Industries and Northwest Employer's Council.

     DAVID H. DE WEESE was elected a director of the Company in June 1997. Mr. de Weese is currently a general partner of Paul Capital Partners, a private equity investment firm. He served as Chairman of the Board of Directors, President and Chief Executive Officer of the SIGA Pharmaceuticals, Inc., a developer of vaccines and antibiotics from November 1996 to April 1998. Prior to joining the SIGA, Mr. de Weese served as a director and a consultant to Biovector Therapeutics, S.A., a developer of drug delivery technology based in France, and as an advisor to Paul Capital Partners. From 1993 to 1995, Mr. de Weese was President, Chief Executive Officer and a Director of M6 Pharmaceuticals, Inc., a biopharmaceutical company. From 1986 to 1992, Mr. de Weese was the President, Chief Executive Officer, a Director and a founder of Cygnus Therapeutic Systems (now Cygnus, Inc.), a developer and manufacturer of transdermal drug delivery systems. Prior to that, Mr. de Weese co-founded Medical Innovations Corporation, a medical device business currently a division of Ballard Medical Products, Inc., and was Chairman of the Board, President and Chief Executive Officer of Machine Intelligence Corporation, a developer of computer software and hardware.

     MICHAEL T. SEMBER has served as a director of the Company since October 1997. Mr. Sember is Executive Vice President, Business Development for Elan Corporation, plc. Mr. Sember was with Marion Laboratories, then Marion Merrell Dow, from 1973 to 1991. Mr. Sember also serves as a director of Elan Pharmaceutical Research Corporation, Acorda Therapeutics, Inc., Iomed, Inc., and as Chairman and CEO of Targon Corporation, a joint venture company of Elan and Cytogen Corporation.


BIOJECT JV SUBSIDIARY INC. LIST OF DIRECTORS

     ROBERT GONNELLI was elected Chairman of Bioject JV Subsidiary, Inc. in October 1997. In May, 1998, Mr. Gonnelli was appointed the interim president of the Subsidiary, while the Subsidiary actively seeks a full-time president. Mr. Gonnelli has served as President and CEO of PDN Investments since 1995 which was established to fund and manage startup companies, many of which are in the medical technology industry. Some of these include US Medical Labs, a clinical blood laboratory, MCS, a neurological device company, ProKool, an orthopedic company specializing in sports injury products based on MCS's technology, and DAC, a dental practice management company. Previously Mr. Gonnelli was founder, CEO and President of TSM, Inc., a leading manufacturer of broadcast and videoconferencing automation systems. TSM, Inc. was sold in 1993. Mr. Gonnelli has also been national sales manager of Canon Broadcast, a systems engineer at the National Broadcasting Company and has authored three patents.

     JAMES C. O'SHEA, Director of Bioject JV Subsidiary, Inc. Please see biography information in section "ELECTION OF DIRECTORS."

     TODD DAVIS, Director of Bioject JV Subsidiary, Inc. Mr. Davis was elected Secretary/Treasurer of the Subsidiary in October 1997. He is the Director of Investments and Planning at Elan Pharmaceuticals Research Corporation, a diversified pharmaceutical company headquartered in Dublin, Ireland. Prior to joining Elan, Mr. Davis held various sales and marketing positions at Abbott Laboratories from 1990 to 1995.

BOARD OF DIRECTORS COMPOSITION, COMPENSATION AND COMMITTEES. The Board of Directors is currently composed of eight members, one of whom is an employee of the Company. Following the shareholder vote, the Board will be composed of eight members, one of whom is an employee of the Company.

     All directors hold office for one year or until their successors have been elected and qualified. See Proposal #2 seeking shareholder approval to implement a classified Board. There are no family relationships between any of the directors or executive officers of the Company.

     The Company pays its directors no annual cash or per meeting compensation for services. Under the terms of the 1992 Stock Incentive Plan, each non-employee director is automatically awarded an option to purchase 17,500 shares of the Company's common stock immediately following the close of each annual shareholders' meeting at an exercise price equal to the fair market value on the date of the grant. Such options are vested and exercisable with respect to one-half of the shares at six months from the date of grant with the remaining shares vested and exercisable six months thereafter. The options expire eight years after grant unless previously exercised or terminated due to termination of service.

     There were nine meetings of the Board of Directors during the last fiscal year. Except for Ms. Fey and Mr. Gouveia, each of the incumbent directors being nominated for re-election attended at least 75% of all of the meetings of the Board of Directors and committees on which they served.

     There are five standing committees of the Board of Directors: the Audit Committee, Stock Option Committee, Compensation Committee, Nominating Committee and the Ad Hoc-Financing Committee. The Audit Committee meets with the Company's independent accountants to review the scope and findings of the annual audit and accounting policies and procedures of the Company which are then reported by the committee to the directors of the Company. The Stock Option Committee
administers  the  1992  Stock  Incentive   Plan.  The   Compensation   Committee
administers cash compensation for the executive officers. The Nominating Committee reviews and recommends to the full Board nominees for directors of the Company to be submitted for election at the next annual shareholders' meeting. The Ad Hoc-Financing Committee monitors the Company's cash reserves and develops strategies for procuring additional capital. The Audit Committee met once during fiscal 1998. The Stock Option Committee took action by written consent resolution four times. The Nominating Committee and Compensation Committee each met once during fiscal 1998. The Ad Hoc-Financing Committee met twice during fiscal 1998.


EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

     The following individuals comprise the executive officers of the Company:

                                                                   Year Elected
Name                   Age   Position                              Officer
---------------------  ---   --------------------------------      ----------
James C. O'Shea         53    Chairman, Chief Executive
                              Officer and President                    1995
Michael A. Temple       48    Vice President, Chief Financial
                              Officer and Secretary/Treasurer          1998
Peggy J. Miller         51    Former Vice President, Chief Financial
                              Officer and Secretary/Treasurer          1993
Richard R. Stout, M.D.  45    Vice President of Clinical Affairs
                              of Bioject Inc.                          1994
J. Michael Redmond      38    Vice President, Business
                              Development of Bioject Inc.              1996
Robert Gonnelli         43    Chairman and Interim President
                              of Bioject JV Subsidiary, Inc.           1997


BIOGRAPHICAL INFORMATION.

     JAMES C. O'SHEA. Please see biographical information in section "ELECTION OF DIRECTORS."

     MICHAEL A. TEMPLE joined Bioject as Vice President, Chief Financial Officer and Secretary/Treasurer in April 1998. From December 1996 until January 1998 Mr. Temple was Chief Financial Officer for Graziano Produce Co., Inc. a northwest regional processor of fresh-cut produce products. From October 1993 until November 1996 he was Vice President of Finance and Chief Financial Officer for Instromedix, Inc., an Oregon-based medical technology company that designs and manufactures transtelephonic cardiac event monitors. From April 1989 until September 1993 he was Vice President of Finance and Chief Financial Officer for the Yoshida Group, a Portland-based conglomerate with business activities in manufacturing, services and real estate development. Prior to joining the Yoshida Group, Mr. Temple was a principal in the accounting and business advisory services practice of Laventhol & Horwath, a national public accounting firm.

     PEGGY J. MILLER formerly served Bioject as Chief Financial Officer, Vice President and Secretary/Treasurer, from February 1993 to April 1998.

     RICHARD R. STOUT, M.D. joined the Company in April 1994 as Director of Clinical and Regulatory Affairs. He was promoted to Vice President of Clinical Affairs in December 1994. From 1992-1993 he was the Director of Clinical and Regulatory Affairs at EndoVascular Instruments, Inc., a developer of surgical devices and methods for endarterectomy and intraluminal graft placement. Dr. Stout acted as the Manager of Tachycardia Clinical Studies at Telectronics Pacing Systems from 1990-1992, an international medical device company involved in manufacturing and distributing cardiac pacemakers and implantable defibrillators. From 1987 to 1989, Dr. Stout was Director of Medical Programs at Biotronic Inc., also a manufacturer and distributor of implantable cardiac pacemakers.

     J. MICHAEL REDMOND joined Bioject in February 1996 as Vice President of Sales and Marketing. He was appointed Vice President of Business Development in February 1998. Mr. Redmond has fifteen years of experience in medical marketing and product sales. Prior to joining Bioject he was Director of Business Development and Director of Sales and Marketing for Kollsman Manufacturing Company. Kollsman is a private label developer and manufacturer of medical instrumentation. He also held various sales and marketing positions with Abbott Laboratories Diagnostic division.

     BOB GONNELLI. Please see biographical information in section "BIOJECT JV SUBSIDIARY INC. LIST OF DIRECTORS."

EXECUTIVE COMPENSATION. The following table sets forth the cash compensation paid by the Company to its Chief Executive Officer and to the other executive officers having salary and bonus compensation greater than $100,000 (collectively the "named executive officers"), for services rendered to the Company during the fiscal years ended March 31, 1998, 1997 and 1996.

                           Summary Compensation Table

                                                                   Long-Term
                               Annual Compensation                 Compensation Awards
-------------------            -------------------                 ----------------------------------
                               Fiscal                              Options               Other
Name and Principal Position(1) Year   Salary     Bonus   Other     Shares(2)  Other(3)   Compensation
-------------------------     ------- -------    ------  -----     --------   -------    ------------

James C. O'Shea                1998  $195,000      -   $5,930(5)   575,000(6)   $3,565   $      -
Chairman, Chief Executive      1997   195,000      -    5,225(5)    18,750(7)    3,017          -
Officer and President          1996   192,737(4)   -    4,117(5)   375,000(8)      -      146,996(9)

Peggy J. Miller                1998   105,000      -                62,500(10)   2,404          -
Former Vice President,         1997   105,000      -                 9,375(11)   1,983          -
Chief Financial Officer        1996   105,000      -                95,625(12)     -            -
and Secretary / Treasurer

J. Michael Redmond             1998   100,000      -    6,000(14)   62,500(15)   2,409          -
Vice President of              1997   100,000           6,000(14)   75,000(16)   1,616          -
Business Development           1996    14,231(13)       1,000(14)        -         -            -

------------------------

(1) No other executive officers had salary and bonus compensation greater than $100,000 in fiscal 1998.

(2) The Company has in effect one major long-term compensation plan, the 1992 Stock Incentive Plan, through which all employees, officers and non-employee consultants of the Company may be awarded incentive and non-statutory stock options, stock bonuses, stock appreciation rights and restricted stock under terms and performance criteria as determined by a committee of the Board of Directors. Non-employee directors are also awarded options to purchase a fixed number of shares on an annual basis. The 1992 Stock Incentive Plan was approved by the Company's shareholders on November 20, 1992. Amounts listed reflect the number of options granted in the respective fiscal years, the exercise prices for which were greater than or equal to the fair market value of the Company's common stock on the date of grant.

(3) The Company has a 401(k) Retirement Benefit Plan for its employees including its executive officers which provides for voluntary employer matches of employee contributions up to 6% of salary and for discretionary profit sharing contributions to all employees. Such employer contributions may be made in cash or common stock. In fiscal 1998, the Company made all employer matching contributions in shares of the Company's common stock based on fair market value in the period of match.

(4) Mr. O'Shea was appointed Chairman and Chief Executive Officer on March 28, 1995 and commenced his salaried employment with the Company on April 10, 1995.

(5) Represents supplemental life and disability insurance premiums paid pursuant to an employment agreement with Mr. O'Shea. No other executive officers are entitled to this benefit.

(6) In fiscal 1998, Mr. O'Shea was granted 575,000 option shares: 50,000 options granted on April 3, 1997 and vesting immediately but not exercisable until October 3, 1997; 25,000 options granted on June 11, 1997 vesting on March 31, 1998 with 12,500 options immediately exercisable and 12,500 options exercisable on October 1, 1998; and 500,000 options granted on September 19, 1997, one-third vesting and exercisable on September 19, 1998, one-third on September 19, 1999, and one-third on September 19, 2000.

(7) In fiscal 1997, Mr. O'Shea was granted 18,750 options vesting immediately and exercisable on April 3, 1998. These options replaced 25,000 options granted in fiscal 1997 and were repriced in fiscal 1998 with a 25% forfeiture of options.

(8) In connection with his employment, Mr. O'Shea was granted options to purchase 375,000 shares of common stock of which 112,500 option shares vested immediately, 112,500 option shares vested one-half on April 10, 1996 and one-half on April 10, 1997, and 150,000 option shares vesting one-half on April 10, 1997 and one-half on April 10, 1998. These options replaced 500,000 options granted in fiscal 1996 and were repriced in fiscal 1998 with a 25% forfeiture of options.

(9) In connection with the commencement of Mr. O'Shea's employment with the Company, he was reimbursed his moving expenses including the costs of selling his former residence, transportation and storage of household goods, certain other incidental moving expenses and a gross-up for federal and state income taxes incurred on these reimbursements.

(10) In fiscal 1998, Ms. Miller was granted 62,500 options: 25,000 granted on April 3, 1997 and vesting immediately and exercisable October 3,1997; 12,500 options granted on June 11, 1997 vesting on March 31, 1998 with 6,250 options immediately exercisable and 6,250 options exercisable on October 1, 1998; and 25,000 options granted on September 19, 1997, one-fifth vesting and exercisable each month beginning May 1, 1998 and ending September 1, 1998.

(11) In fiscal 1997, Ms. Miller was granted 9,375 options vesting immediately but not exercisable until April 3, 1998. These options replaced 12,500 options granted in fiscal 1997 and were repriced in fiscal 1998 with a 25% forfeiture of options.

(12) On January 26, 1996, Ms. Miller was granted 95,625 options with 75,938 vesting immediately but not exercisable until April 3, 1998, 9,375 vesting on February 1, 1996 and becoming exercisable on April 3, 1998, 937 vesting on July 31, 1996 and becoming exercisable on April 3, 1998, and 9,375 vesting and becoming exercisable on April 3, 1998. These options replaced 75,000 options granted in fiscal 1995, 5,000 options granted in fiscal 1994 and 90,000 options granted in fiscal 1993 and repriced in fiscals 1996 and 1998 with a 25% forfeiture of options.

(13) Mr. Redmond commenced employment with the Company on February 8, 1996.

(14) Mr. Redmond receives an automobile allowance of $500 per month.

(15) In fiscal 1998, Mr. Redmond was granted 62,500 options: 25,000 granted on April 3, 1997 and vesting immediately but not exercisable until October 3,1997; 12,500 options granted on June 11, 1997 vesting on March 31, 1998 with 6,250 options immediately exercisable and 6,250 options exercisable on October 1, 1998; and 25,000 options granted on September 19, 1997, one-third vesting and exercisable on September 19, 1998, one-third on September 19, 1999, and one-third on September 19, 2000.

(16) In connection with his employment, Mr. Redmond was granted 75,000 options with one-third vesting on each anniversary of his employment with the Company, with two-thirds exercisable April 3, 1998 and one-third exercisable February 8, 1999. These options replaced 100,000 options granted in fiscal 1997 and were repriced in fiscal 1998 with a 25% forfeiture of options.

GRANT OF STOCK OPTIONS. Shown below is information on grants of stock options pursuant to the Company's 1992 Stock Incentive Plan during the fiscal year ended March 31, 1998 to the named executive officers. No stock appreciation rights were granted during fiscal 1998.


                        OPTION GRANTS IN LAST FISCAL YEAR
                                 INDIVIDUAL GRANTS
                -------------------------------------------------

                                                                        Potential Realizable
                              Percentage of                              Values at Assumed
                              Total Options                             Annual Rates of Stock
                               Granted to     Exercise or                Price Appreciation
                    Options    Employees      Base Price   Expiration    for Option Term (10)
Name                Granted   in Fiscal 1997  (per share)    Date         5%         10%
---------------     -------   --------------  -----------  ----------    --------   --------

James C. O'Shea     50,000(1)       5          .75         04/02/04      11,045     29,731
                    25,000(2)       2          .625        03/31/05       6,361     14,824
                   500,000(3)      48          .6875       09/18/04     162,806    357,788


Peggy J. Miller     25,000(4)       2          .75         04/02/04       5,522     14,865
                    12,500(5)       1          .625        03/31/05       3,180      7,412
                    25,000(6)       2          .6875       09/18/04       8,140     17,889


J. Michael Redmond  25,000(7)       2          .75         04/02/04       5,522     14,865
                    12,500(8)       1          .625        03/31/05       3,180      7,412
                    25,000(9)       2          .6875       09/18/04       8,140     17,889

---------------------

(1) These options vested immediately upon grant and became exercisable on October 3, 1997. The fair market value of the Company's common stock on the date of grant was $0.69 per share.

(2)  12,500  became  vested  and  exercisable   immediately  and  12,500  become
exercisable on October 1, 1998. The fair market value of the Company's common stock on the date of grant was $0.625.

(3) Of this total, 166,666 become vested and exercisable on September 19, 1998, 166,667 become vested and exercisable on September 19, 1999, and the remaining balance of 166,667 become vested and exercisable on September 19, 2000. The fair market value of the Company's common stock on the date of grant was $0.72.

(4) These options vested immediately upon grant and became exercisable on October 3, 1997. The fair market value of the Company's common stock on the date of grant was $0.69 per share.

(5) These options vested on March 31, 1998, 6,250 became exercisable immediately and 6,250 become exercisable on October 1, 1998. The fair market value of the Company's common stock on the date of grant was $0.625.

(6) Of this total, one-fifth vest and are exercisable each month beginning May 1, 1998 and ending September 1, 1998. The fair market value of the Company's common stock on the date of grant was $0.72.

(7) These options vested immediately upon grant and became exercisable on October 3, 1997. The fair market value of the Company's common stock on the date of grant was $0.69 per share.

(8) These options vested on March 31, 1998, 6,250 became exercisable immediately and 6,250 become exercisable on October 1, 1998. The fair market value of the Company's common stock on the date of grant was $0.625.

(9) Of this total, 8,333 become vested and exercisable on September 19, 1998, 8,333 become vested and exercisable on September 19, 1999, and the remaining balance of 8,334 become vested and exercisable on September 19, 2000. The fair market value of the Company's common stock on the date of grant was $0.72.

(10) Potential realizable value is based on the assumption that the stock price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the applicable option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance. The actual value, if any, which may be realized by any officer will vary based on exercise date and the market price of the related common stock when sold.

OPTION EXERCISES AND FISCAL YEAR END VALUES. Shown below is information with respect to exercised options and unexercised options to purchase the company's common stock granted in fiscal 1998 and prior years to the named executive officers and held by them at March 31, 1998. None of the named executive officers exercised any stock options during fiscal 1998. No stock appreciation rights were outstanding or exercised during fiscal 1998.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                       Number of Unexercised            Value of Unexercised
                       Options held at                  In-the-Money Options
                       March 31, 1998                   March 31, 1998(1)
                    ----------------------------    --------------------------

Name                Exercisable    Unexercisable    Exercisable   Unexercisable
-------------       -----------    -------------    ------------  -------------

James C. O'Shea       62,500            906,250     $   48,438    $  712,500

Peggy J. Miller       31,250            136,250         24,219       104,531

J. Michael Redmond    31,250            106,250         24,219        82,031
---------------
(1) Based on the difference between the exercise price and the average of the bid and ask price on NASDAQ of the Company's common stock on that date ($1.50). The actual value, if any, which may be realized by any officer will vary based on exercise date and the market price of the related common stock when sold.

REPORT ON REPRICING OF OPTIONS/SAR'S. Shown below is information with respect to the Company's ten-year history on the repricing of stock options and stock appreciation rights (SAR's) held by executive officers.

                         Ten-Year Option/SAR Repricings
                                                                                          Length of
                                                   Market Price  Exercise                 Original
                                    Number of      of Stock      Price                    Option Term
                                    Options/SAR's  at Time of    at Time of     New       Date of
                                    Repriced or    Repricing or  Repricing or   Exercise  Repricing or
Name                    Date        Amended        Amendment     Amendment      Price     Amendment
-------------------    --------   -------------   ------------  ------------    --------  ------------
James C. O'Shea       04/03/97(a)  112,500(1)      $ .6875        $2.69         $ .75     5 years
President and         04/03/97(a)  112,500(1)        .6875         3.50           .75     5 years
Chief Operating       04/03/97(a)  150,000(1)        .6875         4.50           .75     5 years
Officer               04/03/97(a)   18,750(1)        .6875         1.313          .75     6 years

Peggy J. Miller       04/03/97(a)   50,625(2)        .6875         1.25           .75     4 years
Former Vice President 04/03/97(a)    2,813(2)        .6875         1.25           .75     3.5 years
and Chief Financial   04/03/97(a)   42,188(2)        .6875         1.25           .75     5 years
Officer               04/03/97(a)    9,375(2)        .6875         1.313          .75     6 years
                      01/26/96(a)   67,500(2)       1.25           4.00          1.25     5 years
                      01/26/96(a)    3,750(2)       1.25           4.00          1.25     4.5 years
                      01/26/96(a)   56,250(2)       1.25           4.00          1.25     6 years

Michael Redmond       04/03/97(a)   75,000(3)        .6875         1.00           .75     6 years
Vice President of
Business Development

----------------

(1) Replaces 150,000, 150,000, 200,000 and 25,000 options, respectively.

(2) Replaces 67,500,  3,750, 56,250,  12,500,  90,000, 5,000 and 75,000 options, respectively.

(3) Replaces 100,000 options.

(a) These options were repriced based on the Compensation and Stock Option Committees' belief that the difference between the current fair market value of the Company's common stock and the option exercise prices before repricing did not meaningfully align employees' and shareholders' interests and, therefore, did not serve the long-term interests of the Company. In order to be eligible for this repricing, the named executive officers were required to forfeit 25% of option shares previously granted.

     The foregoing report has been furnished by the Compensation and Stock Option Committees consisting of Ms. Fey and Messrs. Herfindal, Plestina and Ruedy.

EMPLOYMENT CONTRACTS. The Company entered into an employment agreement with Mr. O'Shea to serve as Chairman and Chief Executive Officer. His salary, at March 31, 1998 was $195,000 per annum and is subject to annual adjustment by the Board of Directors. His agreement continues until terminated. In addition to his base salary, Mr. O'Shea was granted a total of 500,000 incentive stock options at prices ranging from $2.69 to $4.50 per share which vest variously over a three year period. These options were replaced in April 1997 by 375,000 options at an exercise price of $0.75 per share. He will receive 100,000 shares of common stock when the Company first achieves two consecutive quarters of positive earnings per share. He received relocation expense reimbursements grossed-up for withholding taxes and will receive annual payment of certain disability and life insurance policy premiums. In the event he is terminated, he will receive his base salary for up to two years. If he becomes disabled, he will continue at 75% of his then current salary for not less than six months and at 50% of such salary for the successive six months. In the event of his death, his salary will continue for 60 days following the end of the month of his death. Under the agreement, he is permitted to participate in any net profit sharing, deferred compensation or other programs. In addition, he is prohibited from competing with the Company for three years following termination of the agreement.

The Company has entered into an employment agreement with Mr. Temple to serve as Vice President and Chief Financial Officer. In the event he is terminated, he will receive his base salary for up to four months. His salary, currently $110,000 per annum, is subject to annual adjustment by the Board of Directors. His agreement continues until terminated. In the event he is disabled, he will continue at 75% of his then current salary for not less than six months and then at 50% of such salary through the end of the current term. In the event of his death, his salary will continue for 120 days following the end of the month of his death. Under the agreement, he is permitted to participate in any net profit sharing, deferred compensation or other programs. In addition, he is prohibited from competing with the Company for two years following termination of the agreement.

Ms. Miller resigned her position at the Company effective April 30, 1998. In connection with that termination, the Company agreed to continue to pay Ms. Miller's base salary for a period of two months beyond the date of her termination; to make her a lump-sum payment equal to four months base salary and to pay Ms. Miller's health and dental insurance premiums through October 31, 1998. In addition, the Company extended the expiration date of 130,000 vested stock options held by Ms. Miller from April 30, 1999 to April 30, 2000. In consideration of Ms. Miller's assistance in the transition of responsibilities to a new chief financial officer, the Company exchanged 25,000 unvested stock options held by Ms. Miller for 25,000 identically priced stock options which vest and are exercisable at the rate of 5,000 per month, beginning May 1, 1998.

     The Company has entered into an employment agreement with Mr. Redmond to serve as Vice President of Sales and Marketing. In the event he is terminated, he will receive his base salary for up to four months. His salary, currently $100,000 per annum, plus $500 per month car allowance, is subject to annual adjustment by the Board of Directors. His agreement continues until terminated. In the event he is disabled, he will continue at 75% of his then current salary for not less than six months and then at 50% of such salary through the end of the current term. In the event of his death, his salary will continue for 60 days following the end of the month of his death. Under the agreement, he is permitted to participate in any net profit sharing, deferred compensation or other programs. In addition, he is prohibited from competing with the Company for three years following termination of the agreement.

SEC FILINGS. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and 10 percent shareholders to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and 10 percent shareholders are required by Commission regulations to furnish the Company with all Section 16(a) reports they file.

     Based solely on the Company's review of the copies of such reports the Company received and written representations from the Company's officers and directors, the Company believes that all required reports were timely filed in fiscal 1998.

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION

     The Company has maintained a philosophy of seeking to attract and retain a key group of experienced executives capable of successfully completing product development, ramping up manufacturing, launching marketing and sales, and providing strong financial management. Mindful of conserving cash resources, the Company has provided a combination of annual cash compensation and stock option grants which emphasizes lower cash compensation in exchange for potential long-term gains through stock option appreciation. The Company believes such a strategy is in the best interests of the shareholders and provides proper incentives to increase long-term shareholder value. The Company's Compensation Committee is responsible for reviewing cash compensation paid to the Company's executive officers and makes recommendations to the Stock Option Committee for stock option and common stock grants. The Stock Option Committee is responsible for administering all stock option and common stock grants including awards to the Company's executive officers.

     Overall, the Company's executive compensation is composed of the following key elements:

     Base Salary. This is an amount of annual cash compensation which the Company believes is the minimum necessary to attract and retain qualified executives and is administered on behalf of the Board of Directors by the Chief Executive Officer for all executive officers other than the C.E.O. As can be determined from the Summary Compensation Table preceding, under this policy only three of the Company's four executive officers have cash compensation exceeding $100,000 per year. Until the Company achieves significant revenues, it has been the Board's policy to hold base salaries to at or below market, determined based on the Company's experience in recruiting key executives, relying instead on stock option incentives to attract and retain qualified executive officers. In fiscal 1998, the Company's Chief Executive Officer, Mr. O'Shea, was paid an annual salary of $195,000. This remained unchanged until June 12, 1998, when Mr. O'Shea's salary was increased to $220,000 per year by the Board. Mr. O'Shea's salary increase was determined based on a review of competitive salaries by the recruitment consultants engaged by the Company to assist it in identifying and screening candidates for the position of President of Bioject JV Subsidiary Inc. and is considered, as being at or below market for the position. As part of Mr. O'Shea's compensation package, the Board agreed to pay premiums on certain life and disability policies owned by Mr. O'Shea. Payment of these premiums is similar to supplemental policy premiums paid by the Company on behalf of its former chief executive officer.

     Annual Incentives. As circumstances are appropriate, the Company has annual incentive programs for individual executives or for the executive officer group as a whole. These programs have specific performance criteria and awards determined based on Company business goals for the period. In fiscal 1998, the Company had an incentive program under the 1992 Stock Incentive Plan with respect to certain executive officers whereby (i) up to a specified number of stock options would be automatically granted based on attainment of certain sales and operating performance targets and (ii) a specified number of stock options were available for award at the discretion of the Compensation Committee. After taking into account the Company's performance in a variety of areas, no options were granted relative to achieving sales and operating performance targets. Based on non-financial performance and the attainment of the Elan Pharmaceuticals joint venture, the Stock Option Committee granted one-half of the specified discretionary stock options.

     The Company may also award cash, stock and option grants on a discretionary basis to its executive officers where, in the opinion of the Company's Stock Option Committee, performance merited such compensation. With respect to fiscal 1998, Mr. O'Shea received a discretionary stock option award which entitles him to purchase 500,000 shares of the Company's common stock at $0.6875. Such award was made to Mr. O'Shea for his leadership in improving financial community relations, increasing potential strategic partnership opportunities and completing the joint venture with Elan Pharmaceuticals for developing and marketing the blood glucose monitor device.

     Long-Term Incentives. At present, the Company's primary long-term incentive program is the 1992 Stock Incentive Plan which is available to all employees, executive officers and non-employee consultants of the Company. The Board of Directors' Stock Option Committee grants all options pursuant to this plan. Generally, executive officers upon joining the Company are granted options vesting over a three to four year period at current fair market value in amounts which, in the Stock Option Committee's opinion, are consistent with their positions and responsibilities with the Company. In addition, based on individual annual performance and contribution to the long-term goals of the Company, executive officers and other company employees may receive additional stock option grants. The amount and terms of such options are discretionary and are determined subjectively by the Stock Option Committee taking into account Company and individual performance. These options vest over varying periods and are intended to focus executive officers on achieving the long-term goals of the Company and to directly reward them for corresponding increases in shareholder value.

     The Company also has a 401(k) Retirement Benefit Plan for its employees including its executive officers which provides for voluntary employer matches of employee contributions up to 6% of salary and for discretionary profit sharing contributions to all employees. In fiscal 1998, Mr. O'Shea received $3,565 (or 6,779 shares) of Company common stock under the matching provisions of the 401(k) Plan.

     Due to the availability of operating loss carryforwards, the Compensation and Stock Option Committees determined Mr. O'Shea's compensation package without regard to the limitations of deductibility imposed by Internal Revenue Code
Section 162(m).

     The Company is engaged in a highly competitive industry. In order to succeed, the Company believes that it must be able to attract and retain qualified executives. The Board of Directors believes that the above described compensation structure will help the Company to achieve these objectives.

     The foregoing report has been furnished by the following directors: for the Compensation Committee, John Ruedy, Grace K. Fey, and Eric T. Herfindal, and for the Stock Option Committee, Grace K. Fey and Richard J. Plestina.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Executive compensation is administered by two committees of the Board: the Compensation Committee and the Stock Option Committee. Jim O'Shea, the Company's Chairman, President, Chief Executive Officer and a Director, participated in deliberations concerning executive officer compensation, but abstained from deliberations concerning his own compensation.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 12, 1995, the Board of Directors announced the resignation of the Company's Chairman and Chief Executive Officer, Carl E. Wilcox. In consideration for Mr. Wilcox's long service to the Company, the Board granted Mr. Wilcox 100,000 shares of common stock valued at $241,000 and cash compensation totaling $247,000. The Board also vested 200,000 previously granted option shares at $4.00 per share and extended the expiration date to January 14, 1998. The Board granted Mr. Wilcox a special power of attorney to exclusively perform all acts necessary to obtain extension and/or release of the WAM Partnership escrow shares. In addition, the Board agreed to pay up to $10,000 of costs associated with such extension and/or release. On June 3, 1996, the British Columbia Securities Commission informed the Company that release of the escrow shares had been granted. The Board also agreed to pay Mr. Wilcox $20,000 per year for two years under a covenant not-to-compete. Mr. Wilcox continued to serve as a Director of the Company until October 25, 1995.

     October 22, 1997, Robert Gonnelli was elected Chairman of Bioject JV Subsidiary Inc.'s Board of Directors. From October 1997 through April 1998 he received no fees for such services but will participate in any future Subsidiary director compensation programs including any Subsidiary stock incentive plans. Effective May 1, 1998, Mr. Gonnelli became interim president of the Subsidiary and will receive compensation totaling $15,000 per month.

     Addition to his position on the Subsidiary Board, Mr. Gonnelli serves as a consultant to the Company for which he received monthly consulting fees of $8,500 per month, aggregating to $50,500, in fiscal 1998. He was also issued 350,000 five year warrants in connection with a private placement of the Company's preferred stock completed with Elan International Services, Ltd. and 130,243 warrants for his services related to investor relations and sales consulting. In fiscal 1999, in addition to his monthly fees through April 30, 1998, the Company has committed to issue 100,000 warrants for his investor relations and sales consulting services.

STOCK PERFORMANCE CHART

     The following chart compares the yearly stock market (U.S.) percentage change in the cumulative total stockholder return on the Company's common stock during the five fiscal years ended March 31, 1998 with the cumulative total return on the NASDAQ Stock Market (U.S.) Index and the Hambrecht and Quist Healthcare Index (exclusive of biotechnology companies). The comparison assumes $100 was invested on March 31, 1993, in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG BIOJECT MEDICAL TECHNOLOGIES INC., NASDAQ STOCK INDEX
        AND HAMBRECHT AND QUIST HEALTH CARE FUND EXCLUDING BIOTECH INDEX

                       BIOJECT MEDICAL TECHNOLOGIES, INC.
                     H&Q HEALTHCARE EXCLUDING BIOTECH INDEX
                         NASDAQ STOCK MARKET-U.S. INDEX
             [THE FOLLOWING DATA REPRESENTS PICTORIAL INFORMATION]
                                                                        H&Q
                     Bioject Medical           Nasdaq Stock           Healthcare
        DATES       Technologies, Inc.         Market-U.S.            Excluding
        -----       ------------------         -----------            ---------
        Mar-93          100.00                   100.00                 100.00
        Apr-93          102.94                    95.73                  85.96
        May-93          105.88                   101.45                  92.86
        Jun-93          141.18                   101.92                  90.27
        Jul-93          129.41                   102.04                  85.49
        Aug-93          114.71                   107.31                  84.95
        Sep-93          114.71                   110.51                  85.99
        Oct-93          117.65                   112.99                  93.87
        Nov-93          117.65                   109.62                  92.89
        Dec-93          117.65                   112.68                  96.14
        Jan-94          108.82                   116.10                 105.05
        Feb-94          102.94                   115.01                  96.87
        Mar-94          91.18                    107.94                  88.72
        Apr-94          70.59                    106.54                  86.66
        May-94          64.71                    106.80                  89.55
        Jun-94          54.40                    102.89                  85.92
        Jul-94          85.29                    105.00                  89.23
        Aug-94          88.24                    111.70                 101.61
        Sep-94          92.64                    111.41                 102.67
        Oct-94          72.05                    113.60                 100.00
        Nov-94          82.35                    109.83                  99.70
        Dec-94          70.59                    110.14                 102.16
        Jan-95          52.94                    110.76                 108.67
        Feb-95          54.40                    116.62                 111.18
        Mar-95          47.06                    120.07                 119.33
        Apr-95          47.06                    123.86                 117.81
        May-95          41.18                    127.05                 118.38
        Jun-95          35.29                    137.35                 122.58
        Jul-95          32.35                    147.44                 133.07
        Aug-95          50.00                    150.43                 141.18
        Sep-95          66.92                    153.89                 153.35
        Oct-95          50.00                    153.01                 156.04
        Nov-95          47.06                    156.60                 159.54
        Dec-95          44.12                    155.77                 170.09
        Jan-96          43.39                    156.54                 181.94
        Feb-96          38.24                    162.49                 181.94
        Mar-96          30.87                    163.03                 181.96
        Apr-96          30.87                    176.56                 178.47
        May-96          30.87                    184.67                 178.56
        Jun-96          33.08                    176.34                 171.02
        Jul-96          30.14                    160.64                 156.64
        Aug-96          25.74                    169.64                 166.87
        Sep-96          23.53                    182.61                 187.68
        Oct-96          16.16                    180.60                 177.91
        Nov-96          20.59                    191.76                 183.40
        Dec-96          16.16                    191.59                 188.84
        Jan-97          17.65                    205.21                 199.14
        Feb-97          18.38                    193.86                 195.87
        Mar-97          18.38                    181.21                 179.38
        Apr-97          12.49                    186.87                 183.36
        May-97          21.32                    208.06                 201.51
        Jun-97          16.16                    214.42                 214.75
        Jul-97          17.65                    237.05                 226.57
        Aug-97          16.16                    236.69                 215.22
        Sep-97          23.53                    250.70                 225.08
        Oct-97          33.08                    237.71                 213.96
        Nov-97          36.02                    238.90                 217.95
        Dec-97          30.14                    235.15                 225.05
        Jan-98          28.68                    242.55                 225.49
        Feb-98          30.87                    265.26                 246.34
        Mar-98          35.29                    275.03                 255.90

                                   PROPOSAL #2
                              APPROVAL OF ARTICLES
                    OF AMENDMENT OF ARTICLES OF INCORPORATION

     The Board of Directors unanimously proposes and recommends the approval of Articles of Amendment to the Company's Articles of Incorporation (the "Amendment"), which would amend two Articles of the Company's current Articles of Incorporation. Each amended provision is being voted on separately.

     If the shareholders  approve all the proposed changes, the Amendment would:
(a) fix the size of the Board of Directors, with changes in the number of directors to be made only by the Board of Directors, provide for a classified (i.e., staggered) Board of Directors, and allow for the removal of directors only for cause; (b) require a vote of 75 percent of the outstanding shares to change or repeal provision (a) listed above. The Company's current Articles of Incorporation do not include the above director provisions and do not include any super-majority voting requirements. If approved by shareholders, the provisions listed above may make certain acquisitions of the Company and the removal of directors more difficult. The classified Board of Directors will provide for a longer commitment to service by each director. The Board of Directors has approved changes to the Bylaws to conform them to the provisions contained in the Amendment. Such amendments to the Bylaws are subject to shareholder approval of Proposal 2(a) and 2(b).

     A copy of the Amendment is attached as Exhibit A and the following summary is qualified by reference to the attached Amendment.

Vote Required

     Shareholders will vote on each of the proposed changes as a separate matter. If a quorum is present at the annual meeting of shareholders, the proposal will be adopted if it receives the affirmative votes of the holders of a majority of the shares present, or represented, and entitled to vote upon the proposal at the meeting. Shareholders may expressly abstain from voting upon the proposal; such shares will have the effect of voting against the Amendment. Broker non-votes will have no effect on the required vote.

     If Proposal 2(a) is not approved, Proposal 2(b) will not be voted upon at the meeting. If Proposal 2(a) is approved, but Proposal 2(b) is not approved, only the provisions in Proposal 2(a) will be retained in the Amendment. The Amendment, including each provision approved by shareholders, will become effective when filed with Oregon's Secretary of State, which is expected to occur as soon as practicable after the shareholder meeting.

Proposal 2(a): Approval of Provisions Setting Size of Board of Directors, Classifying the Board of Directors and Permitting Directors to be Removed Only for Cause

     Article X of the proposed Amendment fixes the number of directors at not less than six nor more than eleven, provides for a staggered Board of Directors and permits the removal of directors only for "cause." For purposes of the Amendment, "cause" means that the director has: (i) committed an act of fraud or embezzlement against the Company; (ii) been convicted of, or plead nolo contendere to, a crime involving moral turpitude; or (iii) failed to perform the duties of a director, and such failure constitutes a breach of the director's duty or loyalty to the Company or provides an improper personal benefit to the director.

     The Board will be divided into three classes. As shown in Proposal #1, the directors will be classified alphabetically except for Mr. O'Shea who was classified with the longest initial term and Mr. Gouveia who was classified with the shortest initial term so that the nominating committee would be composed of one director from each class. The Board chose to classify directors alphabetically in recognition of contributions made by each director. The term of office of directors of Class 1 would expire at the first annual meeting of shareholders after their election, that of Class 2 would expire at the second annual meeting after their election, and that of Class 3 would expire at the third annual meeting after their election. Oregon law requires that the term of any director elected to fill a vacancy must expire at the next shareholder meeting. The Board of Directors currently consists of eight members. If this provision is approved, at subsequent annual meetings, only those directors in the class of directors whose terms expires at the time of the annual meeting will be considered for election at that annual meeting of shareholders.

     The Board of Directors is authorized to increase or decrease the size of the Board of Directors (within the range described above) by the affirmative vote of two-thirds of the directors. Under the terms of the Amendment, shareholders no longer have the ability to change the size of the Board of Directors. Without the unanimous consent of the directors then in office: (i) no more than two additional directors may be added to the Board of Directors within any 12-month period; and (ii) no person who is affiliated as an owner, director, officer, employee or consultant of a company or business deemed by the Board of Directors to be competitive with that of the Company is eligible to serve on the Board of Directors of the Company.

     By classifying the Board of Directors, limiting the ability to change the size of the Board to the Board of Directors and allowing for removal of directors only for cause, it will become more difficult to change the Board of Directors. In addition, including the super-majority voting provision in the Amendment as described in Proposal 2(b) will make it more difficult to amend this provision.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROVISIONS SETTING THE SIZE OF THE BOARD OF DIRECTORS, CLASSIFYING THE BOARD OF DIRECTORS, AND PERMITTING THE REMOVAL OF DIRECTORS ONLY FOR CAUSE.

Proposal 2(b): Approval of a Super-Majority Vote for Future Amendments to Certain Provisions in the Amendment

     Article XII of the proposed Amendment requires a super-majority shareholder vote to amend the provisions in the Articles of Incorporation relating to the Board of Directors and to amend Article XII itself.

     Such amendments must be approved by: (i) the affirmative vote of 75 percent of all the outstanding shares of the Company entitled to vote on the matter, voting as a single class; and (ii) if any shares of the Company are entitled to vote on the matter as a separate voting group, the affirmative vote of 75 percent of such shares voting separately. Article XII increases the vote otherwise required for the Company's shareholders to approve such amendments, and correspondingly makes it more difficult for such changes to be effected, even if desired by a majority of the Company's shareholders.

     If Proposal 2(a) is not approved, Proposal 2(b) will not be considered.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE SUPER-MAJORITY VOTE FOR FUTURE AMENDMENTS OF CERTAIN PROVISIONS IN THE ARTICLES OF INCORPORATION.


                                  PROPOSAL #3
                     AMENDMENT TO 1992 STOCK INCENTIVE PLAN

     The 1992 Stock Incentive Plan (the "Plan") was initially adopted by the Board on July 30, 1992 and was approved by the shareholders of the Company at the annual meeting held on November 20, 1992. The Plan was later amended in 1995 to increase the number of shares available under the Plan and in 1996 to extend the time awards may be made under the Plan. The Plan authorized the grant of options to purchase up to 3,000,000 shares of the Company's common stock.

     Management believes that the ability to grant incentive options is crucial to its continuing ability to attract and retain qualified employees. Historically, the Company has preserved its cash reserves by holding base salaries to at, or below market and relying on stock option incentives to recruit and retain qualified directors, officers and employees. On September 10, 1997, the Board approved, subject to shareholder approval, an increase in the number of shares of Common Stock reserved for issuance pursuant to Awards (as defined below) by 650,000 shares to 3,650,000 shares, subject to adjustment for changes in capitalization. On July 28, 1998, after reviewing the proposed stock option issuances to employees in fiscal 1999, the Board further increased the number of shares reserved for issuance under the Plan to 4,500,000 shares, subject to adjustment for changes in capitalization. Shares outstanding under the Plan which expire or are otherwise terminated or not issued pursuant to Awards will become available for grants of new Awards under the Plan. As of June 30, 1998, only 364 options were available to be granted to current or future employees. A stock option grant under the Plan to Jim O'Shea for 165,000 shares with an exercise price of $0.6875 per share is subject to shareholder approval of this proposal. A summary description of certain terms and provisions of the amended Plan follows.

AWARDS AND ELIGIBILITY. The Plan provides for stock-based awards to (i) employees and officers of the Company and its subsidiaries, (ii) selected non-employee agents, consultants, advisors and independent contractors of the Company or any parent or subsidiary, and (iii) outside (non-employee) directors of the Company. Awards which may be granted under the Plan include stock options, stock bonuses, stock appreciation rights, and specified sales of stock (collectively, "Awards"). The Stock Option Committee of the Board of Directors (the "Committee") administers the Plan and determines the key employees and non-employee advisors of the Company and its subsidiaries who are to receive Awards under the Plan and the types, amounts, and terms of such Awards. The Committee currently consists of Ms. Fey and Mr. Plestina. No Awards may be granted under the Plan on or after July 29, 2002.

     At May 31, 1998, a total of 31 persons were eligible for Awards under the Plan, including each of the Company's executive officers, 27 other employees, and each of the Company's seven outside (non-employee) directors. At that date, these persons represented the pool of individuals considered to be eligible to participate in the Plan. Outside directors may receive only the non-discretionary options described under "Election of Directors -Board of Directors Composition, Compensation and Committees."

PURPOSES. The purpose of the Plan is to promote and advance the interests of the Company and its shareholders by enabling the Company to attract, retain, and reward key employees, non-employee advisors, and directors. The Plan is also intended to strengthen the commonality of interests between the Company's shareholders and such employees, non-employee advisors, and directors by offering equity-based incentive Awards to promote a proprietary interest in pursuing the long-term growth, profitability, and financial success of the Company.

OPTIONS. Options granted under the Plan may be either incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code (the "Code") or nonqualified options. The Committee determines the number of shares of Common Stock subject to options granted, the option price, the term of the option, the time or times at which the option may be exercised and whether an option is an incentive or nonqualified stock option. Incentive stock options, however, may be exercisable not more than ten years from the date of grant. The Plan does not limit the maximum term or amount of award for nonqualified options. The exercise price per share for options granted under the Plan generally must be at least 100 percent (for incentive stock options) or 75 percent (for nonqualified options) of the fair market value of a share of Common Stock on the date the option is granted. The purchase price for options may be paid in cash or, at the discretion of the Committee, in whole or in part in shares of Common Stock. In the event that the employment or service of the optionee with the Company or a parent or subsidiary corporation of the Company terminates for any reason other than for death or physical disability, vested options may be exercised at any time prior to the earlier of the expiration date of the option or the expiration of 90 days after the date of such termination. In the event of termination of employment due to death or disability, the options may be exercised at any time prior to the earlier of the expiration date of the option or the expiration of one year after the date of such termination.

STOCK BONUSES. The Committee may award Shares under the Plan as stock bonuses. Shares awarded as a stock bonus shall be subject to such terms, conditions, and restrictions as shall be determined by the Committee, all of which shall be evidenced in a writing signed by the recipient prior to receiving the bonus Shares.

STOCK SALES. The Committee may issue Shares under the Plan for such consideration (including promissory notes and services) as determined by the Committee, provided that in no event shall the consideration be less than 75 percent of the fair market value of the Shares at the time of issuance. Shares so issued shall be subject to the terms, conditions and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the Shares issued, together with such other restrictions as may be determined by the Committee.

STOCK APPRECIATION RIGHTS. The Committee may grant stock appreciation rights ("SARs") under the Plan. A recipient of SARs will receive, upon exercise, a payment (in cash or in shares of Common Stock) based on the increase in the price of a share of Common Stock between the date of grant and the date of exercise. SARs may be granted in connection with options or other Awards granted under the Plan or may be granted as independent Awards. If a SAR is granted in connection with an option, the SAR shall be exercisable only to the extent and on the same conditions that the related option could be exercised. Upon exercise of a SAR, any option or portion thereof to which the SAR relates terminates. If a SAR is granted in connection with an option, upon exercise of the option, the SAR or portion thereof to which the option relates terminates.

TAX CONSEQUENCES TO THE COMPANY AND ITS SUBSIDIARIES. To the extent participants qualify for capital gains treatment with respect to the sale of shares acquired pursuant to exercise of an incentive stock option, the Company or its subsidiaries will not be entitled to any tax deductions in connection with incentive stock options. In all other cases, the Company or its subsidiaries may be entitled to receive a federal income tax deduction at the same time and in the same amount as the amount which is taxable to participants as ordinary income with respect to Awards; provided such amount when added to all other compensation paid to a participant is reasonable and otherwise deductible under the Code and the Company complies with the tax withholding or reporting obligations, if any.

TAX CONSEQUENCES TO RECIPIENT. Incentive Stock Options. Incentive stock options under the Plan are intended to meet the requirements of Section 422 of the Internal Revenue Code. No income results to a participant upon the grant of an incentive stock option or upon the issuance of shares when the option is exercised. The difference between the fair market value of the stock at such time and the exercise price, however, is included in income for purposes of calculating a participant's alternative minimum tax. The amount realized on the sale or taxable exchange of such shares in excess of the exercise price will be considered a capital gain, except that if such disposition occurs within one year after exercise of the option or two years after grant of the option, the participant will recognize taxable compensation at ordinary income tax rates measured by the lesser of (i) the fair market value on the date of exercise minus the exercise price or (ii) the amount realized on the sale of the share minus the exercise price.

Nonqualified Options. No taxable income is recognized upon the grant of a nonqualified option. In connection with the exercise of a nonqualified option, a participant will generally realize ordinary income measured by the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. Notwithstanding the foregoing, an optionee would not recognize income at the time such option is exercised if the sale of the option shares would subject him or her to possible liability under Section 16(b) of the Securities Exchange Act of 1934. In this case, the optionee generally would not recognize ordinary income until six months following the date on which the Option was granted. The amount of ordinary income recognized will be the excess of the fair market value of the option shares at that time over the price paid for such shares. An optionee may avoid this result by filing an election under
Section 83(b) of the Code within thirty days after exercise of an Option. If such an election is filed, the optionee will be taxed at the same time and in the same manner as would a holder of an Option who is not subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934.

     Bonus Shares and Stock Sales. Bonus shares awarded under the Plan and shares sold outright under the Plan, which are transferable or not subject to a substantial risk of forfeiture, are taxable as ordinary income equal to the excess of the fair market value of the shares received (determined as of the date of settlement) over the amount, if any, paid for the shares by the participant. In the case of shares that are not transferable and are subject to a substantial risk of forfeiture on the date of issuance, the participant will generally recognize ordinary income equal to the excess of the fair market value of shares received (determined as of the date on which the shares either become transferable or are not subject to a substantial risk of forfeiture) over the amount, if any, paid for the shares. In this case, a participant may elect to recognize income when the shares are received, rather than upon the expiration of the transfer restriction or risk of forfeiture, and, in such event, the amount of ordinary income will be determined as of the date of issuance rather than upon expiration of the applicable restriction.

     Stock Appreciation Rights. The grant of a SAR to a participant will not cause the recognition of income by the participant. Upon exercise of a SAR, the participant will realize ordinary income equal to the amount of cash payable to the participant plus the fair market value of any shares of Common Stock or other property delivered to the participant.


CHANGES IN CAPITAL STRUCTURE. If the outstanding shares of Common Stock of the Company are hereafter increased or decreased or are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, the Committee shall make appropriate adjustments (i) in the number and kind of shares available for awards under the Plan; and (ii) in the number and kind of shares as to which outstanding options and stock appreciation rights, or portions thereof then unexercised, shall be exercisable, so that the participant's proportionate interest before and after the occurrence of the event is maintained.

     The Board recommends a vote FOR the proposed Amendment to the Plan. In the event the Amendment is not approved by the shareholders, the Plan will remain in effect as to the 3,000,000 shares of Common Stock previously authorized for issuance.


OTHER MATTERS TO BE ACTED UPON

     It is not known whether any other matters will come before the Meeting other than as set out above and in the Notice of Meeting. However, if such should occur, the person named in the accompanying form of proxy intends to vote in accordance with his best judgment exercising discretionary authority with respect to amendments or variations on matters identified in the Notice of Meeting and other matters which may properly come before the Meeting or an adjournment thereof.


SHAREHOLDER PROPOSAL AND NOMINATION PROCEDURES FOR THE MEETING

     Article II of the Company's Bylaws provides that advance notice of nominations for the election of directors or proposals for an amendment to the Company's Bylaws must be received by the Company thirty (30) days prior to the date of the shareholder meeting at which the shareholder wishes to present such nomination or proposal or, if less than 40 days' notice of the date of the meeting is given to shareholders, by the close of business on the 10th day following the date on which notice of the meeting was mailed to shareholders.

     Each notice of a nomination or proposal of a Bylaw amendment must contain, among other things, (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination or proposal; (iii) certain biographical information concerning each person to be nominated for election as a director, the number of shares of common stock beneficially owned by such nominee, and the consent of such person to serve as a director if so elected; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) the provisions of any proposed Bylaw amendment and any financial interest of the shareholder in the proposal; and (vi) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.


ANNUAL REPORT

     The Company's Annual Report to Shareholders for the fiscal year ended March 31, 1998 and the Company's Form 10-K/A for the fiscal year ended March 31, 1998 (the "10-K/A"), accompanies this proxy statement. On written request, the Company will provide, without charge, a copy of its 10-K/A filed with the Securities and Exchange Commission (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of the Company's Common Stock on July 24, 1998, the record date for the 1998 Annual Meeting of Shareholders, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at the address of the Company set forth in the Notice of Annual Meeting of Shareholders immediately preceding this proxy statement.


INDEPENDENT ACCOUNTANTS

     Arthur Andersen LLP, independent public accountants, examined the financial statements of the Company for fiscal 1998. No change in independent public accountants is contemplated for fiscal 1999. The Company expects representatives of Arthur Andersen LLP to be present at the 1998 annual meeting of shareholders and to be available to respond to appropriate questions from shareholders. The accountants will have the opportunity to make a statement at the meeting if they desire to do so.

PROPOSALS OF SHAREHOLDERS FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS

     Proposals of shareholders to be presented at the Meeting to be held in September 1999 must be received at the Company's executive offices by April 4, 1999, in order to be included in the Company's proxy statement and form of proxy concerning that meeting.

     DATED at Portland, Oregon, this 6th day of August, 1998.

               BY ORDER OF THE BOARD

               /S/ MICHAEL A. TEMPLE
               -----------------------
               Michael A. Temple
               Vice President, Chief Financial
               Officer and Secretary